UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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ebank Financial Services, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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ebank Financial Services, Inc.
2410 Paces Ferry Road, Suite 190
Atlanta, Georgia 30339
Notice of Annual Meeting of Shareholders
Dear Fellow Shareholder:
          We cordially invite you to attend the 2006 Annual Meeting of Shareholders of ebank Financial Services, Inc., the holding company for ebank. At the meeting, we will report on our performance in 2005 and answer your questions. We look forward to discussing our plans with you. We hope that you can attend the meeting and look forward to seeing you there.
          This letter serves as your official notice that we will hold the meeting on Monday, May 8, 2006, at 4:00 p.m. at our offices at 2410 Paces Ferry Road, Suite 190, Atlanta, Georgia, for the following purposes:
1.	To elect four members to the board of directors; and

2.	To transact any other business that may properly come before the meeting or any adjournment of the meeting.
          Shareholders of record owning our common stock at the close of business on April 3, 2006 are entitled to attend and vote at the meeting or any adjournment thereof. A complete list of these shareholders will be available at the Company’s offices prior to the meeting.
          Please use this opportunity to take part in the affairs of your company by voting on the business to come before this meeting.

By Order of the Board of Directors,

/s/ James L. Box
James L. Box
Chief Executive Officer
Atlanta, Georgia
April 10, 2006
IMPORTANT NOTICE
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE IN THE POSTAGE PAID ENVELOPE PROVIDED.

ebank Financial Services, Inc.
2410 Paces Ferry Road, Suite 190
Atlanta, Georgia 30339
Proxy Statement for Annual Meeting of
Shareholders to be Held on May 8, 2006
          Our board of directors is soliciting proxies for the 2006 Annual Meeting of Shareholders of ebank Financial Services, Inc., the holding company for ebank, a federal savings bank. The Annual Meeting will be held on Monday, May 8, 2006, at 4:00 p.m. at our offices at 2410 Paces Ferry Road, Suite 190, Atlanta, Georgia. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. We encourage you to read it carefully.
Voting Information
          The board set April 3, 2006 as the record date for the meeting. Shareholders of record owning our common stock at the close of business on that date are entitled to attend and vote at the meeting, with each share entitled to one vote. There were 6,463,679 shares of common stock outstanding on April 3, 2006. A majority of the shares of common stock entitled to vote must be present or represented by proxy at the meeting in order to constitute a quorum. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.
          When you sign the proxy card, you appoint James L. Box and Gary M. Bremer as your representatives at the meeting. Mr. Box and Mr. Bremer will vote your proxy as you have instructed them on the proxy card. If you submit a proxy but do not specify how you would like it to be voted, Mr. Box and Mr. Bremer will vote your proxy for the election to the board of directors of all nominees listed below under “Election of Directors”. We are not aware of any other matters to be considered at the meeting. However, if any other matters come before the meeting, Mr. Box and Mr. Bremer will vote your proxy on such matters in accordance with their judgment.
          You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by signing and delivering another proxy with a later date or by voting in person at the meeting.
          Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proxies that brokers do not vote on some proposals but that they do vote on others are referred to as “broker non-votes” with respect to the proposals not voted upon. A broker non-vote does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. In addition, if a shareholder abstains from voting on a particular proposal, the abstention does not count as a vote in favor of or against the proposal. The directors will be elected by a plurality of the votes cast at the meeting. This means that the four nominees receiving the highest number of votes will be elected. Thus, abstentions and broker non-votes will have no effect on the outcome of the election of directors, so long as each nominee receives at least one affirmative vote.
          We are paying for the costs of preparing and mailing the proxy materials and of reimbursing brokers and others for their expenses in forwarding copies of the proxy materials to our shareholders. Our officers and employees may assist in soliciting proxies but will not receive additional compensation for doing so. In addition to solicitation by mail, our officers and regular employees may solicit proxies from shareholders by telephone, telegram or personal interview. We are distributing this proxy statement on or about April 10, 2006.

PROPOSAL NO. 1: ELECTION OF DIRECTORS
          The board of directors is divided into three classes with staggered terms, so that the terms of only approximately one-third of the board members expire at each annual meeting. Effective as of March 20, 2006, we increased the size of the board from eight to nine upon our appointment, pursuant to the recommendation of our Chief Executive Officer James L. Box, of Edward L. Terry as a Class I director. The current terms of the Class II directors, and the term of Mr. Terry as a Class I director, expire at the meeting. The terms of the Class III directors expire at the 2007 Annual Shareholders Meeting. The terms of Mr. Ferrero and Mr. Drakeford as Class I directors expire at the 2008 Annual Shareholders Meeting. Our directors and their classes are:

Class I	Class II	Class III

Terry L. Ferrero	Gary M. Bremer	Richard D. Jackson
Walter Drakeford	Don B. Stout	James L. Box
Edward L. Terry	Gregory J. Corona	Kevin W. Link
          Shareholders will elect three nominees as Class II directors at the meeting to serve three-year terms expiring at the 2009 Annual Meeting of Shareholders and one Class I director, Edward L. Terry, to serve a two-year term expiring at the 2008 Annual Meeting of Shareholders. The board of directors included Mr. Terry on the slate of this year’s director nominees pursuant to the terms of the Standstill Agreement, discussed in more detail below under the heading “Certain Terms of the Standstill Agreement.”
          The board of directors recommends that you elect Gary M. Bremer, Don B. Stout and Gregory J. Corona as Class II directors and Edward L. Terry as a Class I director.
          If you submit a proxy but do not specify how you would like it to be voted, Mr. Box and Mr. Bremer will vote your proxy to elect Messrs. Bremer, Stout, Corona and Terry. If any of these nominees are unable or fail to accept nomination or election (which we do not anticipate), Mr. Box and Mr. Bremer will vote instead for a replacement to be recommended by the board of directors.
Nominees for Directorships
          Gary M. Bremer, age 66, has been one of our directors since our formation in August 1997. From October 1996 until he retired in July 1998, Mr. Bremer was the chairman of Simione Central Holdings, Inc., a publicly traded information systems and management services company in the home health industry. He also served as Simione Central’s chief executive officer from October 1996 to April 1997. From 1978 until October 1996, Mr. Bremer served as president and chief executive officer of Central Health Holding Company, Inc. and its subsidiary, Central Health Services, Inc. He is the co-founder and a director for the Foundation for Medically Fragile Children, and a member of the board of directors for the Medal of Honor Foundation, a foundation organized by and under the Congressional Medal of Honor Society of America. Until December 1998, Mr. Bremer was a director of Fayette County Bank. Mr. Bremer was also an organizer and is a director of ebank.
          Don B. Stout, age 70, was appointed to our board of directors in December 2000. Mr. Stout served as president and chief executive officer of Cordova Realty, Inc. from January 1994 until 2003. He currently serves as chairman and a member of the board of directors of Cordova Realty II, LLC. Prior to joining Cordova Realty, Inc., Mr. Stout had a 32-year career in banking. From 1982 to 1993, he served in various capacities at Georgia Federal Bank, including senior executive vice president, chief banking officer, and chief operating officer. From 1980 to 1982, he was chief executive officer and president of Home Savings Bank in Reno, Nevada.
          Gregory J. Corona, age 51, was appointed to our board of directors effective March 1, 2002. Mr. Corona is a member of Paladin General Holdings, LLC, the General Partner of Paladin Capital Partners Fund, L.P., and Paladin Homeland Security Investors, LLC, the General Partner of Paladin Homeland Security Fund, both private equity funds. From April 2000 until August 2002, Mr. Corona was a senior vice president and chief financial officer of enfoTrust Networks, an Atlanta based technology company. Mr. Corona has held numerous senior management positions including president and chief executive officer of International Voyager Media and its successor company,

ABARTA Media, the largest publisher of travel publications and related media in the United States. Mr. Corona also serves as a director of CompuCredit Corporation and Accubuilt, Inc. Mr. Corona is a 1976 graduate of Michigan State University and earned his master’s degree from the University of Detroit in 1979.
Edward L. Terry, age 61, was appointed to our board of directors in March 2006. Mr. Terry has over 30 years of experience in the real estate and financial services industries. He is Chairman of Madison Mortgage Corporation and an owner of numerous real estate developments and building corporations. Since 1981, he has been the Founder and Chairman of Sunshine Mortgage Corporation, an Atlanta, Georgia based residential mortgage banking company with over 24 years of operations. Since 1973, he has been the Chief Executive Officer of a development group that constructs single family houses in Georgia, North Carolina, South Carolina, and Florida. From 1971 to 1973, he served as a mortgage loan officer with IDS Mortgage Corporation, located in Atlanta, Georgia. From 1967 to 1970, he served as a Lieutenant in the United States Navy. Mr. Terry holds a degree in Real Estate and Finance from the University of Alabama.
Other Directors and Executive Officers
          Richard D. Jackson, age 69, was named chairman of our board and appointed to serve as a director of ebank on October 26, 2000. Since 1996, Mr. Jackson has worked as a private business consultant. Prior to his consulting business, Mr. Jackson served as chief operations officer from 1993 to 1994 and vice chairman from 1994 to July 1995 of First Financial Management Corporation. From 1974 to 1993, he served as president and chief executive officer of First Georgia Bank and Georgia Federal Bank. Mr. Jackson has served as a director for Schweitzer Mauduit International, Inc. since 1995.
          James L. Box, age 58, serves as one of our directors and as our president and chief executive officer. Mr. Box has over 30 years of experience in the financial services industry. He has held several senior level banking positions at Georgia Federal Bank, First Union National Bank and First Georgia Bank. Mr. Box served as president and chief executive officer of Ashford Investment Group, a financial services consulting firm he founded in 1997. From 1993 to 1997, Mr. Box was senior vice president and director of corporate development at First Image Management Company, a subsidiary of First Data Corporation. Mr. Box holds degrees from Jacksonville State University and the University of Alabama – Birmingham. He is also a graduate of the Stonier Graduate School of Banking at Rutgers University. Mr. Box attended the Executive Program at the University of North Carolina-Chapel Hill.
          Kevin W. Link, age 43, was appointed to our board of directors effective April 1, 2004. Mr. Link serves as President and CEO of Altius Solutions, LLC, a privately owned company providing management services in Atlanta. He currently serves as the Executive Director of AMIfs, a non-profit banking organization dedicated to promoting research and education for finance executives in financial services companies. Mr. Link has over 20 years of financial services industry experience serving as a consultant to over 200 banks as a previous Associate Partner with Anderson Consulting and Senior Manager with Ernst & Young. Mr. Link is also very active in the local community serving on the Board of The Vinings Club and the Vinings Homeowners Association. In 2003, Mr. Link was selected as Vinings Citizen of the Year. He holds a BA degree from North Carolina State University and is a CPA and CMA.
          Terry L. Ferrero, age 54, has been one of our directors since our formation in August 1997. Since 1999, he has been the Founder and Chairman of the Board of New Magnolia Window and Door Corporation, a manufacturer of vinyl windows and doors located in Baldwin, Georgia. Since 2003, he has been the Founder and President of Gutter Protection Products of America, a distributor of gutter products located in Atlanta, Georgia. Since 1991, Mr. Ferrero has served as president and chief executive officer of American Wholesale Building Supply Company, a wholesale distributor of building supplies in Georgia, Alabama, Florida, South Carolina, and Tennessee. From 1976 until he founded American Wholesale in 1991, Mr. Ferrero was a sales executive with the Building Products Division of United States Steel Corporation. Mr. Ferrero was also an organizer and is a director of ebank.
          Walter Drakeford, age 61, was appointed to our board of directors in May 2001. Mr. Drakeford serves as the managing director of Drakeford & Drakeford, P.A. in Fredericksburg, Virginia, a public accounting firm for which he has worked for over 20 years. Mr. Drakeford holds a finance degree from the University of Berlin and a Masters of Business Administration degree from Head University. He also holds a juris doctorate law degree from Thomas Jefferson School of Law.

          Wayne W. Byers, age 49, has served as our senior vice president and chief financial officer since December 2000. Mr. Byers served as our financial reporting manager and controller from November 1999 until his promotion to chief financial officer. From April 1990 to November 1999, Mr. Byers held management positions in accounting and treasury management with The Prudential Bank and The Prudential Savings Bank, banking units of Prudential Financial, located in Atlanta, Georgia. Mr. Byers is a 1981 graduate of The University of Georgia and earned his master’s degree from Georgia State University in 1984. He is a CPA and CCM.
Certain Terms of the Standstill Agreement
          On May 16, 2005, the Company and Edward L. Terry and Gary R. Rhineheart and certain of their related interests entered into a Standstill Agreement with the Company in connection with their filing of a Change in Control Notice with, and subject to the approval of, the Office of Thrift Supervision (the “OTS”). The Company received a notice from the OTS in September 2005 indicating that the OTS approved the Change in Control Notice. Pursuant to the terms of the Standstill Agreement, Messrs. Terry and Rhineheart transferred shares then held by Davis Terry, LP to Mr. Terry individually and agreed to own Company common stock only in their personal names and to limit their collective beneficial ownership of Company common stock to no more than 33% of the Company’s outstanding shares. They have also agreed not to, among other items, (i) participate in any “extra-ordinary” transaction with the Company or its affiliates, (ii) solicit proxies in opposition to the Company’s board or management, or (iii) to become part of a “group” with any other persons with respect to the Company’s stock. The Company has agreed to use its best efforts to cause one (1) representative of such shareholders to be elected to its Board of Directors so long as Messrs. Terry and Rhineheart and their related interests hold at least 25% of the Company’s outstanding voting securities. The initial term of the Standstill Agreement is for a period of five (5) years, subject to certain events enumerated in the Standstill Agreement which could cause such term to be terminated early, such as an “extraordinary transaction” (as defined in the Standstill Agreement) or an agreement among all of the parties to terminate such agreement.
          The effectiveness of the Standstill Agreement was conditioned on OTS approval of the Change in Control Notice filed by Messrs. Terry and Rhineheart. Although Messrs. Terry and Rhineheart agreed pursuant to the Standstill Agreement to limit their ownership to 33%, the Change in Control Notice was required by the OTS for anyone planning to acquire in excess of 25% of the outstanding shares of a thrift institution. Pursuant to the Change in Control Notice, Messrs. Terry and Rhineheart generally may acquire shares of the Company’s common stock within a one year period after September 2, 2005, the date of the OTS letter acting on the Change in Control Notice, subject to no material change in the circumstances set forth in the Change in Control Notice occurring during that time. Additionally, to the extent Messrs. Terry and Rhineheart desire to acquire more than 33% of the Company’s common stock, they must obtain the approval of the OTS pursuant to either a new Change in Control Notice or an amended Change in Control Notice. The requirement that the OTS approve any acquisitions over the 33% limitation is in addition to the terms and conditions contained in the Standstill Agreement.

Compensation of Directors and Executive Officers
Summary of Cash and Certain Other Compensation
          Executive Compensation. The following table shows the compensation we paid to our chief executive officer, chief financial officer and former senior credit officer for the years ended December 31, 2005, 2004 and 2003. We did not have any other executive officers who earned total annual compensation, including salary and bonus, in excess of $100,000 in 2005. Our former senior credit officer, Michael J. Curasi, terminated his employment effective as of November 28, 2005.
Summary Compensation Table

						Long Term
						Compensation
		Annual Compensation				Awards
				Other annual		Securities	All other
Name and Principal	Year	Salary ($)	Bonus	compensation		Underlying	compensation
Position				($)		Options (#)	($)

James L. Box	2005	$175,000	$10,000	$16,914	(1)	0	$7,634	(4)
Chief Executive Officer	2004	$175,000	0	$11,032	(1)	150,000	0
and President	2003	$166,667	0	$10,527	(1)	0	0

Wayne W. Byers	2005	$112,000	$4,000	$7,070	(2)	12,000	$4,696	(4)
Chief Financial	2004	$112,000	0	$6,822	(2)	0	0
Officer	2003	$107,417	$10,000	$7,454	(2)	0	0

Michael J. Curasi	2005	$99,762	0	$5,500	(3)	12,000	$13,531	(5)
Former Senior Credit	2004	$105,000	0	$6,000	(3)	0	0
Officer	2003	$92,083	0	$4,750	(3)	0	0

(1)	Includes $14,334, $8,464 and $7,644 in personal automobile expenses and $2,580, $2,568 and $2,883 in athletic club dues for the years ended December 31, 2005, 2004 and 2003, respectively.

(2)	Includes $6,602, $6,354 and $6,361 in personal automobile expenses for the years ended December 31, 2005, 2004 and 2003 and $468, $468 and $1,093 in athletic club dues for the years ended December 31, 2005, 2004 and 2003.

(3)	Includes $5,500, $6,000 and $4,750 in personal automobile expenses for the years ended December 31, 2005, 2004 and 2003.

(4)	The amounts shown represent matching contributions by the Company for the year ended December 31, 2005 under its 401(k) Plan.

(5)	Includes $4,210 in 401(k) matching contributions by the Company for the year ended December 31, 2005 and $9,321, the portion of Mr. Curasi’s severance payment under his Separation Agreement accrued for 2005. Please refer to the heading “Employment Agreements” below for additional details of his Separation Agreement.
Employment Agreements
          In May 2002, we entered into an employment agreement with Mr. Box, our chief executive officer, and amended such agreement effective June 21, 2004 and March 28, 2005. The employment agreement, as amended, includes the following principal terms:
•	Serves as president and chief executive officer of ebank Financial Services, Inc.;

•	Base salary of $150,000, which may be increased by the board of directors periodically (current base salary of $190,000);

•	Term of one year, which is subject to renewal each year thereafter for additional one year periods until death, disability, termination, or resignation;

•	Opportunity for additional incentive compensation to the extent any such plan is established by the compensation committee of the board of directors;

•	Participates in retirement, welfare, and other benefit programs;

•	Entitled to life and health insurance;

•	Receives reimbursement for travel and business expenses and a monthly automobile allowance;

•	During his employment with us and for two years following termination of his employment, Mr. Box may not (i) solicit any of our customers for the purpose of providing any competitive product or service, (ii) solicit or induce any of our employees for employment, or (iii) disclose any of our confidential information;

•	Prohibits Mr. Box from disclosing any of our trade secrets during or after his employment;

•	If Mr. Box is terminated without cause (as defined in the employment agreement), the Company must pay Mr. Box severance compensation in an amount equal to 100% of his then-current monthly base salary each month for 24 months from the date of termination, plus any bonus earned or accrued through the date of termination and a pro rata share of any bonus with respect to the current fiscal year which had been earned as of the date of termination;

•	In the event of a change in control (as defined in his employment agreement) and either (i) Mr. Box is terminated without cause or (ii) Mr. Box terminates his employment for good reason (as defined in his employment agreement), in either case within the twelve (12) months following such change in control, then:
(a)	the restrictive covenants contained in his employment agreement shall not apply after such termination; and

(b)	Mr. Box is entitled to (1) any sums due him as base salary and/or reimbursement of expenses through the date of such termination, plus any bonus earned or accrued through the date of termination (including any amounts awarded for previous years but which were not yet vested) and a pro rata share of any bonus with respect to the current fiscal year which had been earned as of the date of his termination (and any forfeiture in other restrictive provisions applicable to each award shall not apply); and (2) a lump sum payment in an amount equal to his then current annual base salary multiplied by 2.99.
          In January 2002, we entered into an employment agreement with Mr. Byers, our chief financial officer, which includes the following principal terms:
•	Serves as chief financial officer of ebank Financial Services, Inc.;

•	Base salary of $100,000 in 2002, which may be increased periodically (current base salary of $125,000);

•	Term of one year, which is extended automatically for additional one year periods unless either party to the agreement provides the other party with written notice 30 days before the expiration of the current term of its or his intention not to renew the agreement;

•	Opportunity for additional incentive compensation to the extent any such plan is established by the compensation committee of the board of directors;

•	Participates in retirement, welfare, and other benefit programs;

•	Entitled to life and health insurance;

•	Receives reimbursement for travel and business expenses and a monthly automobile allowance;

•	During his employment with us and for two years following termination of his employment, Mr. Byers may not (i) solicit any of our customers for the purpose of providing any competitive product or service, (ii) solicit or induce any of our employees for employment, or (iii) disclose any of our confidential information;

•	Prohibits Mr. Byers from disclosing any of our trade secrets during or after his employment;

•	If Mr. Byers is terminated without cause (as defined in the employment agreement), the Company must pay Mr. Byers severance compensation in an amount equal to 100% of his then-current monthly base salary each month for three months from the date of termination, plus any bonus earned or accrued through the date of termination and a pro rata share of any bonus with respect to the current fiscal year which had been earned as of the date of termination; and

•	If a change in control (as defined in the employment agreement) occurs, and either (i) Mr. Byers terminates his employment for any reason within either 90 days of the occurrence of a change in control or within 90 days of the one year anniversary of the occurrence of a change in control; or (ii) the Company terminates Mr. Byers without cause (as defined in the employment agreement) within 90 days of the occurrence of a change in control, then:
(a)	the restrictive covenants contained in the employment agreement shall not apply after such termination; and

(b)	if the change in control resulted in a diminution of duties, required relocation or similar grievous action, Mr. Byers shall be entitled to the following: (1) any sums due him as base salary and/or reimbursement of expenses through the date of such termination, plus any bonus earned or accrued through the date of termination; and (2) a lump sum payment in an amount equal to his then current annual base salary multiplied by the original full term (as defined in the employment agreement).
          In April 2003, we entered into an employment agreement with Mr. Curasi, our former senior credit officer, which included the same principal terms as Mr. Byers’ employment contract discussed above except that Mr. Curasi’s base annual salary was $112,000. Effective as of December 29, 2005, we entered into a Separation Agreement with Mr. Curasi in connection with his resignation as our senior credit officer and the termination of his employment agreement. His resignation was effective as of November 28, 2005. Pursuant to the terms of the Separation Agreement, we agreed to pay Mr. Curasi an aggregate sum of $28,000.00 over a three month period, which sum is equivalent to three months base pay pursuant to his previous employment agreement. In exchange for such severance payments, Mr. Curasi released us from any and all claims arising out of his employment. Additionally, Mr. Curasi is subject to the post-employment restrictive covenants contained in his previous employment agreement, including without limitation, those related to the non-solicitation of our customers, the non-recruitment of our personnel and the non-disclosure of our trade secrets and other confidential information.
Director Compensation
          Directors who are employees of the Company do not receive any additional compensation for their services as members of the board of directors. Additionally, we typically do not reimburse our directors for out-of-pocket expenses they incur in connection with their attendance at meetings except for airfare.
          We pay non-employee directors, other than our Chairman of the Board, $500 for each board meeting attended in person. No amount is paid for attendance via telephone conference at any regularly scheduled board meeting. However, to the extent a special meeting of the board of directors is called, any non-employee board member who attends via telephone conference is paid $100. Additionally, each non-employee director (other than our Chairman of the Board) is granted, on an annual basis, a stock option to purchase 10,000 shares of our common stock pursuant to our Stock Incentive Plan upon the condition that each such director attended at least 75% of all meetings of the board of directors during our previous fiscal year. On June 27, 2005, we awarded to each of the following non-employee directors 10,000 options to purchase shares of our common stock at an exercise price of $1.05 per share, the fair market value of our common stock on the grant date: Messrs. Link, Drakeford, Stout, Ferrero, Corona, and Bremer. The options generally vest in three equal annual installments and expire 10 years from the date of grant. However, pursuant to the terms of the grant, the exercise periods of all outstanding, unvested options automatically accelerate and become immediately exercisable upon the occurrence of a change in the ownership, holding or power to vote more than 25% of the Company’s common stock. According to a filing with the Securities and Exchange Commission by Mr. Edward Terry on September 7, 2005, Mr. Terry exceeded the 25% threshold. As a result, the vesting periods of these options were accelerated and such options became immediately exercisable as of September 7, 2005.
          We pay our Audit Committee Chairman $300 for each audit committee meeting attended in person and pay the other Audit Committee Members $150 for each audit committee meeting attended in person. We pay our Compensation Committee Members (including the Chairman of this committee) $100 for each committee meeting attended in person. No amount is paid for committee meetings where a committee member attends via teleconference.
          We pay our Chairman of the Board $5,000 per month in director’s fees and do not pay any additional fees for meeting attendance. We also pay on the behalf of the Chairman of the Board certain athletic club dues (amounting to approximately $1,428 in 2005).
Option Grants In Last Fiscal Year
          The following table sets forth information concerning the grant of stock options to our chief financial officer and former senior credit officer, the only named executive officers who received a stock option grant during the year ended December 31, 2005.

	Number of Securities	Percent of Total Options	Exercise or
	Underlying Options	Granted to Employees in	Base Price	Expiration
	Granted (#)	Fiscal Year	($/SH)	Date
Wayne W. Byers	12,000 (1)	35.3%	$1.05	8/29/2015
Michael J. Curasi	12,000 (1)	35.3%	$1.05	8/29/2015

(1)	Represents a single grant of options to purchase shares of our common stock at an exercise price of $1.05 per share, the fair market value of our common stock on August 29, 2005, the date of grant date. The options generally vest in three equal annual installments. Pursuant to the terms of the grant, the exercise periods of all outstanding, unvested options automatically accelerate and become immediately exercisable upon the occurrence of a change in the ownership, holding or power to vote more than 25% of the Company’s common stock. According to a filing with the Securities and Exchange Commission by Mr. Edward Terry on September 7, 2005, Mr. Terry exceeded the 25% threshold. As a result, the vesting periods of these options were accelerated and such options became immediately exercisable as of September 7, 2005. The options generally expire 10 years from the date of grant, subject to the continued employment of such named executive officer.

Aggregated Option Exercises and Year-end Option Values
          The following table provides information regarding the value of all unexercised options held by the named executive officers at December 31, 2005. During 2005, none of the named executive officers exercised stock options.

	Number of Unexercised Securities		Value of Unexercised In-the-Money
	Underlying Options at Fiscal year End (#)		Options at Fiscal Year End ($)(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
James L. Box	185,000	0	7,500	0
Wayne W. Byers	29,500	0	3,000	0
Michael J. Curasi	17,000	0	3,000	0

(1)	Based on the closing price of our common stock of $1.30 on December 30, 2005.
Equity Compensation Plan Information
          The following table sets forth information as to the Company’s equity compensation plans as of the end of the Company’s 2005 fiscal year:

Number of securities remaining
	Number of securities to be	Weighted-average	available for future issuance
	issued upon exercise of the	exercise price of	under equity compensation plans
	outstanding options,	outstanding options,	(excluding securities reflected in
	warrants and rights	warrants and rights	column (a))
Plan Category	(a)	(b)	(c)
Equity Compensation Plans approved by security holders (1)	318,917	$ 2.47	331,083
Equity Compensation Plans not approved by security holders (2)	150,000	$ 1.25	0

(1)	All options relate to grants pursuant to the Company’s 1998 Stock Incentive Plan.

(2)	Effective August 9, 2004 and as amended on August 29, 2005, the Company granted a nonqualified stock option to James L. Box, the Company’s Chief Executive Officer, to purchase 150,000 shares of the Company’s common stock at an exercise price of $1.25 per share, the fair market value of the common stock on the date of grant. These options represent a single grant issued outside of the terms of the Company’s 1998 Stock Incentive Plan. These options are exercisable immediately and generally expire ten years from the date of grant. Upon a termination of employment for any reason (other than a termination of employment for “Cause”), Mr. Box may exercise the option at any time on or before August 9, 2014, the original expiration date of the option. Upon the exercise of the option, Mr. Box must pay the exercise price either in cash or through the delivery of shares of the Company’s common stock owned by him (or a combination of the foregoing). Additionally, at the Company’s discretion, all or a portion of the exercise price may be paid by withholding shares of common stock otherwise issuable upon exercise of the option. If Mr. Box is obligated to pay any income, employment or other withholding taxes as a result of the exercise of the option, the Company must pay Mr. Box an additional Gross-Up Payment equal to the amount necessary so that the net amount retained by him, after subtracting all federal, state or local income, employment or other withholding taxes, is equal to the net amount he would have retained if no such taxes had been imposed and no Gross-Up Payment had been paid.

Security Ownership of Certain Beneficial Owners and Management
          The following table shows how much of our common stock is owned by our directors, named executive officers, owners of more than 5% of our common stock and our directors and executive officers as a group as of March 30, 2006. Unless otherwise indicated, the address of each of the beneficial owners identified is c/o ebank Financial Services, Inc., 2410 Paces Ferry Road, Suite 190, Atlanta, Georgia 30339.
          The right to acquire column in the table reflects all shares of common stock that each individual has the right to acquire through the conversion of preferred stock or the exercise of warrants or stock options within 60 days of March 30, 2006. Under SEC rules, securities in the right to acquire column are deemed to be outstanding and to be beneficially owned by the person or group holding those convertible securities when computing the percentage ownership of that person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group. A person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose or to direct the disposition of such security. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities. Except as otherwise indicated, each of the beneficial owners identified possessed sole voting and investment power with respect to all shares beneficially owned.

		Right to		Shares Beneficially
	Number of	Acquire Within		Owned as a Percentage
Name of Beneficial Owner	Shares Owned	60 Days		of Shares Outstanding
Edward L. Terry (1)	1,890,032	0		29.2%
Roy Jones (2)	1,185,000	0		18.3%
Laytona Jones (3)	1,185,000	0		18.3%
Tommy Duncan	505,545	100,000	(4)	9.2%
Roy Jones 2004 Family Trust (5)	592,500	0		9.2%
Laytona Jones 2004 Family Trust (6)	592,500	0		9.2%
Richard D. Jackson	108,406	97,000	(7)	3.1%
Terry L. Ferrero	125,507	84,857	(8)	3.2%
James L. Box	25,000	185,000	(9)	3.2%
Don Stout (10)	69,114	62,000		2.0%
Gary M. Bremer	48,481	44,857	(11)	1.4%
Walter Drakeford	0	22,000	(12)	*
Wayne W. Byers	10,000	29,500	(13)	*
Gregory J. Corona	0	22,000	(14)	*
Kevin W. Link	0	10,000	(15)	*
Michael J. Curasi	20,000	0		*
All directors and executive officers as a group (11) persons	2,300,792	557,214	(16)	40.7%

*	Percentage of shares beneficially owned does not exceed 1% of the shares.
1.	According to an amended Schedule 13D filed by Edward L. Terry with the SEC on November 8, 2005, 1,890,032 shares are owned directly by Edward L. Terry. The address of Mr. Terry is 2401 Lake Park Drive #355, Smyrna, Georgia, 30080. Excludes 209,792 shares of common stock held by Gary R. Rhineheart, a business associate of Mr. Terry, as to which Mr. Terry has expressly disclaimed beneficial ownership of such shares on his amended Schedule 13D.

2.	According to a Schedule 13D filed with the SEC on November 1, 2004, Roy Jones owns no shares of common stock directly. As co-trustee of the Roy Jones 2004 Family Trust and the Laytona Jones 2004 Family Trust, he shares voting and investment power with respect to 1,185,000 shares of common stock. His address is 6001 Liveoak Parkway, Norcross, Georgia 30093.

3.	According to a Schedule 13D filed with the SEC on November 1, 2004, Laytona Jones owns no shares of common stock directly. As co-trustee of the Roy Jones 2004 Family Trust and the Laytona Jones 2004 Family Trust, she shares voting and investment power with respect to 1,185,000 shares of common stock. Her address is 6001 Liveoak Parkway, Norcross, Georgia 30093.

4.	According to a Schedule 13G filed with the SEC on January 4, 2005, represents 80,000 shares of preferred stock convertible into 80,000 shares of common stock and currently exercisable warrants to purchase 20,000 shares of common stock. The address of Mr. Duncan is 554 Duncan Road, Royston, Georgia 30662.

5.	According to a Schedule 13D filed with the SEC on November 1, 2004, all shares are owned directly by the Roy Jones 2004 Family Trust. The address of such trust is 6001 Liveoak Parkway, Norcross, Georgia 30093.

6.	According to a Schedule 13D filed with the SEC on November 1, 2004, all shares are owned directly by the Laytona Jones 2004 Family Trust. The address of such trust is 6001 Liveoak Parkway, Norcross, Georgia 30093.

7.	Represents 72,000 shares of preferred stock convertible into 72,000 shares of common stock and 25,000 stock options, which may be exercised within 60 days of March 30, 2006.

8.	Represents 40,000 shares of preferred stock convertible into 40,000 shares of common stock, a currently exercisable warrant to purchase 22,857 shares of common stock and 22,000 stock options which may be exercised within 60 days of March 30, 2006.

9.	Includes 185,000 stock options, which may be exercised within 60 days of March 30, 2006.

10.	Mr. Stout shares voting and investment power with respect to 59,114 shares of common stock held jointly with his wife and 40,000 shares of preferred stock convertible into 40,000 shares of common stock held jointly with his wife. Mr. Stout possesses sole voting and investment power with respect to 22,000 stock options, which may be exercised within 60 days of March 30, 2006.

11.	Includes a currently exercisable warrant to purchase 22,857 shares of common stock and 22,000 stock options, which may be exercised within 60 days of March 30, 2006.

12.	Includes 22,000 stock options which may be exercised within 60 days of March 30, 2006.

13.	Includes 29,500 stock options which may be exercised within 60 days of March 30, 2006.

14.	Includes 22,000 stock options which may be exercised within 60 days of March 30, 2006.

15.	Includes 10,000 stock options which may be exercised within 60 days of March 30, 2006.

16.	Includes 152,000 shares of preferred stock convertible into 152,000 shares of common stock, currently exercisable warrants to purchase 45,714 shares of common stock and 359,500 stock options which may be exercised within 60 days of March 30, 2006.

Meetings and Committees of the Board of Directors
          During the year ended December 31, 2005, our board of directors held 12 meetings and the board of directors of ebank held 12 meetings. All of our directors and the directors of our bank attended at least 75% of the aggregate number of board meetings and the meetings of each committee on which they served. Our board of directors has also appointed a number of committees, including an audit committee and a compensation committee.
          All directors are invited and encouraged to attend the annual meeting of shareholders, which is followed by the annual meeting of the board of directors. In general, all directors attend the annual meeting of shareholders unless they are unable to do so due to unavoidable commitments or intervening events. All of the incumbent directors who were directors at the time attended the 2005 annual meeting of shareholders.
Audit Committee
          The audit committee has the responsibility of reviewing our financial statements and our subsidiary bank’s financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are performed. The audit committee also approves the appointment of the independent registered public accountants (the “independent auditors”) for the next fiscal year, approves the services to be provided by the independent auditors and the fees for such services, reviews and approves the auditor’s audit plans, reviews and reports upon various matters affecting the independence of the independent auditors, and reviews with the independent auditors the results of the audit and management’s responses. Our board of directors has adopted a written charter for our audit committee.
          The audit committee is composed of Mr. Drakeford, Mr. Corona, Mr. Link and Mr. Jackson. All of the members of the audit committee are considered “independent” as independence for audit committee members is defined in applicable rules of the National Association of Securities Dealers’ listing standards. The board of directors has determined that Walter Drakeford is an audit committee financial expert as defined by Item 401(e) of Regulation S-B of the Securities Exchange Act of 1934, as amended, and is independent within the meaning of Item 7(d)(3)(iv) of Schedule 14A of the Securities Exchange Act of 1934. For a brief listing of Mr. Drakeford’s relevant experience, please refer to “Other Directors and Executive Officers” under Proposal No. 1: Election of Directors in this proxy statement. The audit committee met five times during the year ended December 31, 2005.
Audit Committee Report
          The audit committee has reviewed and discussed with management the audited financial statements for the year ended December 31, 2005. The audit committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61. The audit committee has also received from the independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1 and has discussed with the independent auditors the independent auditors’ independence from our company and its management. The audit committee reported its findings to our board of directors. Based on the foregoing review and discussions and relying thereon, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on SEC Form 10-KSB for the fiscal year ended December 31, 2005 for filing with the SEC.
          The audit committee’s report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the information contained in the report by reference, and shall not be deemed filed under such acts.

Audit Committee

Walter Drakeford
Gregory J. Corona
Kevin W. Link
Richard D. Jackson

Other Committees
          The compensation committee is composed of Messrs. Jackson, Bremer, Stout, and Drakeford. Our compensation committee is responsible for establishing our compensation plans. Its duties include the development with management of all benefit plans for our employees, the formulation of bonus plans, incentive compensation packages, and medical and other benefit plans. The compensation committee met four times in 2005.
          The board of directors has no standing nominating committee. The Company believes that, as a result of the role of the independent directors, as described below, it is not necessary to have a separate nominating committee at this time. Currently, seven of our nine directors, including the Chairman of our board of directors, are independent as determined utilizing the standards for director “independence” set forth in applicable rules of the National Association of Securities Dealers’ listing standards. The entire board selects nominees for election as directors by majority vote. In selecting nominees for director, the board does not operate pursuant to a charter.
          In selecting director nominees, the board will consider, among other factors, the existing composition of the board and their evaluation of the mix of board members appropriate for the perceived needs of the Company. Additionally, the Company’s Amended and Restated Bylaws provide that no individual who is or becomes a Business Competitor of the Company (or who becomes affiliated with, employed by or a representative of a Business Competitor) may serve as a director if the board determines that it would not be in the Company’s best interests for such individual to serve as a director of the Company. “Business Competitor” is defined to include any organization, which the board determines to be in competition with the Company or any of its subsidiaries (including, without limitation, any financial institution having branches or affiliates in Cobb County, Georgia unless the board determines otherwise). The board believes that continuity in leadership and board tenure maximizes the board’s ability to exercise meaningful board oversight. Because qualified incumbent directors are generally uniquely positioned to provide stockholders the benefit of continuity of leadership and seasoned judgment gained through experience as a director of the Company, the board will generally consider as potential candidates those incumbent directors interested in standing for re-election who they believe have satisfied director performance expectations, including regular attendance at, preparation for and meaningful participation in board and committee meetings.
          Generally, the board will consider stockholder recommendations of proposed director nominees if such recommendations are serious and timely received. To be timely, recommendations must be received in writing at the principal executive offices of the Company, Attention: Corporate Secretary, at least 120 days prior to the anniversary date of mailing of the Company’s proxy statement for the prior year’s annual meeting. In addition, any stockholder director nominee recommendation must include the following information:
•	the proposed nominee’s name, age and qualifications and the reason for such recommendation;

•	the name and record address of the stockholder(s) proposing such nominee;

•	the number of shares of stock of the Company which are beneficially owned by such stockholder(s); and

•	a description of any financial or other relationship between the stockholder(s) and such nominee or between the nominee and the Company or any of its subsidiaries.
In order to be considered by the board, any candidate proposed by one or more stockholders will be required to submit appropriate biographical and other information equivalent to that required of all other director candidates and comply with the Company’s Amended and Restated Bylaws.

Compensation Committee Interlocks and Insider Participation
          None of our executive officers has served:
•	as a member of the compensation committee of another entity which has had an executive officer who has served on our compensation committee;

•	as a director of another entity which has had an executive officer who has served on our compensation committee; or

•	as a member of the compensation committee of another entity which has had an executive officer who has served as one of our directors.
Certain Relationships and Related Transactions
          We enter into banking and other transactions in the ordinary course of business with our directors and officers and their family members and affiliates. It is our policy that these transactions be on substantially the same terms, including price, interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties. We do not expect these transactions to involve more than the normal risk of collectibility nor to present other unfavorable features to us. Loans to individual directors and officers must also comply with our bank’s lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of their loan application. We intend for all of our transactions with our directors, officers, and other affiliates to be on terms no less favorable to us than could be obtained from an unaffiliated third party and to be approved by a majority of our disinterested directors.
          On February 11, 2004, we commenced an offering to raise up to $4 million of new capital through the sale of up to 3,703,704 shares of common stock at a price of $1.08 per share. As of June 10, 2004, the termination date of the offering, the following director and persons beneficially owning more than 5% of our common stock who invested more than $60,000 participated as investors on the same terms and conditions as other investors and invested the total aggregate amounts as follows: Richard D. Jackson, a director and greater than 5% beneficial owner at that time — $97,419.24; Henry Alperin, a greater than 5% beneficial owner at that time — $75,600.00; Billy R. Jones — a greater than 5% beneficial owner — $1,279,800.00; and Davis Terry, L.P., an entity owned by Edward L. Terry (now a director of the Company) that became a greater that 5% beneficial owner as a result of its participation in the offering — $899,998.56.
          On December 28, 2004 and December 30, 2004, we accepted definitive Subscription Agreements for the private placement sale of shares of our common stock to two individual accredited investors. Terry L. Ferrero, a director of the Company, purchased 92,592 shares of common stock for an aggregate purchase price of $99,999.36. Tommy J. Duncan, who became a greater than 5% beneficial owner at the closing of the private placement, purchased 462,962 shares of common stock for an aggregate purchase price of $499,998.96.
          The Company previously announced that ebank and Messrs. Terry and Rhineheart intended to explore, subject to approval of the parties and regulatory approvals, the formation of a mortgage origination business through a joint venture or other appropriate structure. In December 2005, ebank filed with the OTS a notice of its intention to establish an operating subsidiary of ebank. The proposed operating subsidiary would originate residential first and second mortgages and home equity lines of credit via the Internet in all 50 states. As proposed, the operating subsidiary would be in the form of a Georgia limited liability company. The operating subsidiary is proposed to be 51% owned by ebank and 49% owned by an entity owned by Messrs. Terry and Rhineheart. This notice requires approval of the OTS. As of March 31, 2006, action by the OTS is still pending.
Section 16(a) Beneficial Ownership Reporting Compliance
          As required by Section 16(a) of the Securities Exchange Act of 1934, our directors and executive officers and persons that beneficially own more than 10% of our common stock are required to report periodically their ownership of our common stock and any changes in ownership to the SEC. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. Based solely on a review of Forms 3, 4, and 5 and any representations made to us, it appears that all such reports for these persons were filed in a timely fashion during the 2005 fiscal year, except as follows: one report covering one transaction was filed late by each of the following directors: Messrs. Link, Drakeford, Stout, Ferrero, Corona, and Bremer; and one report covering one transaction was filed late by Edward L. Terry, a greater than 10% owner at the time. We are not aware of any failure to file a required report by any of our Section 16(a) reporting persons.
Independent Registered Public Accountants
          We have selected Porter Keadle Moore, LLP to serve as our independent auditors for the year ending December 31, 2006. We expect a representative from this firm to attend the annual meeting and such representative will have the opportunity to make a statement if he desires and will be available to respond to appropriate questions.
          The following table sets forth the fees paid to Porter Keadle Moore, LLP for services provided during fiscal years 2005 and 2004:

	2005	2004
Audit Fees (1)	$89,500	$95,700
Audit-Related Fees (2)	0	3,500
Tax Fees (3)	13,800	7,100
All Other Fees	0	0

Total	$103,300	$106,300

(1)	Represents fees for professional services provided in connection with the audit of the Company’s annual financial statements for 2005 and 2004 and review of the Company’s quarterly financial statements.

(2)	Represents fees for professional services rendered for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and not included in “Audit Fees” above. In 2004, the fees primarily related to FHLB collateral verification testing.

(3)	Represents fees for professional services rendered for tax compliance, tax advice, and tax planning.
          The Audit Committee approved the engagement of Porter Keadle Moore, LLP to serve as the Company’s independent auditors for the year ending December 31, 2006. The Audit Committee has adopted a policy that it is required to approve the audit and non-audit services to be performed by the independent auditor to assure that the provision of such services does not impair the auditor’s independence. All services, engagement terms, conditions and fees, as well as changes in such terms, conditions and fees must be approved by the Audit Committee in advance. The Audit Committee will annually review and approve services that may be provided by the independent auditor during the next year and will revise the list of approved services from time to time based on subsequent determinations. The Audit Committee believes that the independent auditor can provide tax services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor’s independence. The authority to approve services may be delegated by the Audit Committee to one or more of its members, but may not be delegated to management. If authority to approve services has been delegated to an Audit Committee member, any such approval of services must be reported to the Audit Committee at its next scheduled meeting.

Householding of Proxy Materials
          If you and other residents at your mailing address own common stock in street name, you may have received a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through your broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” Generally, if you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, only one copy of our annual report and proxy was sent to your address. However, even if you receive only one copy of these proxy materials, you should receive a proxy card for each stockholder in your household.
          You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm and your account number to Householding Department, 51 Mercedes Way, Edgewood, NY 11717 (telephone number: 1–800–542–1061). The revocation of your consent to householding will be effective 30 days following its receipt. If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting us in the same manner. In any event, if you did not receive an individual copy of this proxy statement or our annual report, you can obtain a copy by contacting our corporate secretary at 2410 Paces Ferry Road, Suite 190, Atlanta, Georgia, 30339 or calling (770) 805-6873.
Shareholder Proposals for the 2007 Annual Meeting of Shareholders
          If you want us to consider including a proposal in our 2007 proxy statement, you must deliver a written copy of your proposal to our corporate secretary at our principal executive offices no later than December 11, 2006. To ensure prompt receipt by the Company, the proposal should be sent certified mail, return receipt requested. Proposals must comply with our bylaws relating to shareholder proposals and must meet the requirements set forth in rules and regulations promulgated by the Securities and Exchange Commission in order to be included in our proxy materials. If you notify us after February 24, 2007, of your intent to present a proposal at our 2007 annual meeting, we will have the right to exercise our discretionary voting authority with respect to such proposal, if presented at the meeting, without including information regarding such proposal in our proxy material.
Shareholder Communications to the Board of Directors
          Shareholders who wish to communicate with members of the board, including the independent directors individually or as a group, may send correspondence to them in care of the Secretary of the Company at the Company’s corporate headquarters, 2410 Paces Ferry Road, Suite 190 Atlanta, Georgia, 30339.
A copy of the Company’s Form 10-KSB for the fiscal year ended December 31, 2005, as filed with the Securities and Exchange Commission, accompanies the mailing of this Proxy Statement. In addition, a copy of the 10-KSB will be furnished without charge to common stockholders as of the record date upon written request to ebank Financial Services, Inc., c/o Wayne W. Byers, Chief Financial Officer, 2410 Paces Ferry Road, Suite 190, Atlanta, Georgia, 30339. The Company hereby undertakes to provide to any recipient of this Proxy Statement, upon his or her request and payment of a fee of $0.25 per page to reimburse the Company for its expenses in connection therewith, a copy of any of the exhibits to the annual report on Form 10-KSB.

PROXY SOLICITED FOR ANNUAL MEETING OF SHAREHOLDERS OF EBANK FINANCIAL SERVICES, INC.
To be held on May 8, 2006
THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS
     The undersigned hereby constitutes and appoints James L. Box and Gary M. Bremer, and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent and vote, as indicated on the reverse side, all of the shares of common stock of ebank Financial Services, Inc. that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at 2410 Paces Ferry Road, Suite 190, Atlanta, Georgia 30339, at 4:00 p.m. local time, and at any adjournments, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is acknowledged. These proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as listed on the reverse side.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
ebank Financial Services, Inc.
Vote on Directors

		For	Withhold	For All	To withhold authority to vote for
1.	Proposal to elect the three Class II directors to	All	All	Except	individual nominee(s),mark “For
	serve three year terms (No. 1 — 3 below) and one				All Except” and write the
	Class I director to serve a two year term (No. 4				nominee’s number on
	below):				the line below:

	01) Gary M. Bremer	☐	☐	☐
02) Don B. Stout
03) Gregory J. Corona
04) Edward L. Terry

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “for” Proposal No. 1 to elect three Class II directors to serve on the board of directors for three-year terms and one Class I director to serve on the board of directors for a two-year term and, in the proxy holders’ discretion, on such other business that may properly come before the meeting or any adjournment thereof.
Please sign exactly as name or names appear on your stock certificate. Where more than one owner is shown on your stock certificate, each owner should sign. Persons signing in a fiduciary or representative capacity shall give full title. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date:	Signature (Joint Owners) Date: